Exhibit 10.28
Kevin F. Moehn
CONFIDENTIAL AGREEMENT AND RELEASE
     SLM Corporation and its subsidiaries, predecessors, and affiliates (collectively “SLM”) and I have reached the following confidential understanding and agreement. In exchange for the Special Payments and other consideration listed below, I promise to comply fully with the terms of this Confidential Agreement and Release (“Agreement and Release”). In exchange for my promises, SLM agrees to provide me with the benefits listed below, to which I am not otherwise entitled.
     (1) Special Payments and Benefits:
     (a) Unless I have revoked this Agreement and Release pursuant to Section (8) below, SLM will pay me severance pay in the following manner: a total amount of $1,500,000, less withholding taxes and other deductions required by law, paid in a lump-sum payment. Such severance payment will be made in a lump sum no earlier than the eighth calendar day after my signature on this Agreement and Release.
     (b) Unless I have revoked this Agreement and Release pursuant to Section (8) below, SLM will pay me an additional payment of $285,000 in lieu of bonus, less withholding taxes and other deductions required by law. Such additional payment will be made in a lump sum no earlier than the eighth calendar day after my signature on this Agreement and Release.
     (c) Rehiring: If I am rehired as an employee within the 24-month period following my termination, I hereby agree to repay a prorated amount of Section 1(a) ($1,500,000 divided by 24 multiplied by the number of months remaining in the 24 month period following my termination), within 14 days after rehire, as a condition of rehire to SLM or any of its subsidiaries or affiliates.
     (d) Medical/Dental/Vision Continuation: Your current medical, dental and vision coverage will continue through the end of the month of your termination. The first day of the month following your Termination Date, on January 1, 2008, you may be eligible to continue your current medical, dental and vision coverage through COBRA for up to 18 months. If you become eligible for coverage under any other group health plan which does not contain an exclusion or limitation with respect to preexisting conditions of you or your beneficiaries, you may not be eligible for SLM COBRA coverage. If you are eligible and you properly elect COBRA continuation coverage, SLM will pay the employer portion of the total cost of your medical, dental and vision insurance premiums for the 18-month period of January 1, 2008 through June 30, 2009.
     (e) Executive Outplacement: You will be eligible to receive professional outplacement services for up to twelve months to assist me in seeking a new position for an amount of up to $15,000.

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     (f) Matching Contributions Program: You will be eligible to participate in the Matching Contributions Program during 2008 with up to $25,000 in matching contributions to eligible organizations.
     (g) Financial Planning: You will be eligible to receive reimbursement for up to $10,000 in financial planning services in calendar year 2008 to be performed by a professional of your choice.
     (h) Executive Physical: You will be eligible to obtain an executive physical of up to $5,000 in 2008 to be paid for by SLM from one of the designated medical facilities.
     (j) Benefit Programs: I waive future coverage and benefits under all SLM disability programs, but this Agreement and Release does not affect my eligibility for other Company medical, dental, life insurance, retirement, and benefit plans. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after my termination, after which I may be able to purchase continued coverage under certain of such plans. I understand that except for the benefits that may be due under the pension, 401(k), and deferred compensation plans to which I may be entitled under SLM’s standard employee benefit plans, that I will not receive any other wage, vacation, or other similar payments from SLM or any of the entities discussed in Section (2), other than what is listed on the attached Pay and Benefits Schedule. I understand and agree that if I owe any amounts to SLM due to a negative PTO/vacation balance, I will pay those amounts within one week of my termination.
     (k) For SLM equity vesting purposes, SLM deems my termination a job abolishment.
     (2) Release: In consideration of the Special Payments and Benefits described above, I agree to release SLM, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, and benefits plan trustees of any of them (collectively “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), individual relief under the Sarbanes-Oxley Act of 2002, Virginians with Disabilities Act, Virginia Human Rights Act, Virginia Labor and Employment Code Section 40.1 et. seq. and any other federal, state or local laws, to the extent permissible by private agreement and consistent with applicable law. I further waive any right to payment of attorneys’ fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of employee’s rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to employee’s employment and separation.

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     (3) Covenant Not To Sue: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:
     (a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;
     (b) prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment Act (“ADEA”) after I have signed this Agreement and Release.
     (c) prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, testifying in, providing information to, or assisting in an investigation or proceeding brought by any governmental or regulatory body or official; or (iii) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
     Notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, EEOC, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in this Agreement and Release, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.
     (4) Additional Representations and Promises: I further acknowledge and agree that:
     (a) I agree to return all SLM and Released Parties’ property in my possession or control to them except that I may keep my cell phone and blackberry after a mirror image of the data on such items are made for litigation purposes.
     (b) I hereby represent and warrant that I have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal or potentially illegal conduct or activities.
     (c) If I breach any provisions of this Agreement and Release, I agree that I will pay for all costs incurred by SLM or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release.

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     (d) I promise to keep the terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation or court order. Notwithstanding the foregoing, I may disclose such information to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.
     (e) I further promise not to disparage SLM, its business practices, products and services, or any other entity or person covered by this Agreement and Release.
     (f) I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.
     (g) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past.
     (h) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.
     (i) If SLM or I successfully assert that any provision in this Agreement and Release is void, the rest of the Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it. If this Agreement and Release is cancelled, I will repay the Special Payments I received for signing it, with 10 percent annual interest.
     (j) If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement and Release but for my promises and representations.
     (5) Arbitration of Disputes: SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section 6. I also agree to resolve through final and binding arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit related to a government agency proceeding. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.

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     (6) Confidentiality, Non-Competition, and Non-Solicitation: Except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential. In addition, in consideration of the Special Payments and Benefits described above, I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation, on June 1, 2003 (“June 1, 2003 Agreement”) , and that I continue to be bound by the terms of those agreements. Notwithstanding the foregoing, in consideration of my additional affirmation that I will follow the terms of the June 1, 2003 Agreement and this Agreement and Release, and the Special Payments and Benefits described above, I agree as follows: I shall not, directly or indirectly, compete with SLM or its subsidiaries or affiliates for a period of six (6) months after the date of termination of my employment for whatever reason (“Restricted Period”). For the purposes of this Section 6, “compete” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment to any business engaged in the same business conducted by SLM at the time of my termination.
     In further consideration of the Special Payments and Benefits described above in this Agreement and Release, I agree that for twenty-four (24) months after my date of termination of my employment for whatever reason (collectively, the “Non-Solicitation Employee Period”) that I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of SLM, or hire any such employees. Further, for a period of six (6) months following the termination of my employment with the SLM, I shall not, directly or indirectly, contact or accept business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.
     I expressly agree that the markets served by SLM extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section have been designed to be reasonable and are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement is unenforceable, the parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for you while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement, I further agree to inform in writing Sallie Mae’s Senior Vice President, Administration of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for twenty-four (24) months following the termination of my employment.

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     In the event that the Board of Directors of SLM or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement and Release or if a court determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to SLM 50% of the Special Payments provided to me pursuant to Section 1(a) and Section 1(b) above. The illegality, unenforceability, or ineffectiveness of any provision of this Section shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in Section 4(d) of this Agreement and Release, I may disclose my SLM restrictive covenants to prospective employers and agree that SLM may provide a copy of this Agreement and Release to my prospective or future employers.
     (7) Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before December 7, 2007 and a revised draft on December 18, 2007; (b) that I was offered a period of 45 days to review and consider it; (c) that I understand I could use as much of the 45 day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision.
     (8) Revocation of Claims: I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing. My waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive 70% of the Special Payments described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to Joni Reich, Senior Vice President, Administration, SLM Corporation, 12061 Bluemont Way, MDC V5102, Reston, VA 20190.
     (9) I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, if not timely revoked pursuant to Section (8), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. This Agreement shall be construed under the laws of the Commonwealth of Virginia.
     (10) In addition, in consideration of the payments and benefits described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, as may be reasonably requested by SLM, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews; and (4) contacting SLM. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses.

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     (11) In addition, in consideration of the payments and benefits described above and for an additional monthly amount of $16,500, upon reasonable request, I further agree to provide consulting services to SLM for up to five (5) calendar days per calendar month for the period of 12 months after my termination date of December 31, 2007. During this period, I agree to provide telephone and local, in-person consulting services to SLM. In the event I am requested, with reasonable notice, to travel as part of these consulting services, SLM agrees to pay my reasonable out of pocket expenses. I recognize and agree that my obligations under Section 10 concerning legal proceedings and litigation are not to be considered or deemed consulting services under this Section. In the event that between July 1, 2008 and December 31, 2008 I decide to take any action or otherwise provide services that would have otherwise been prohibited under Section 6 concerning non-competition or non-solicitations of customers, except for the fact that the Restricted Period ended on June 30, 2008, I will provide two weeks notice to the SVP, Administration of Sallie Mae of such, and Sallie Mae may terminate this paragraph 11 upon written notice and will not be obligated to pay me further under this Section. The non-solicitation of employees is not effected by this Section 11.
     Before you sign this Agreement and Release, please take it home, read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this agreement). You have up to 45 days to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. By signing this Agreement and Release, you will be waiving any claims whether known or unknown.

/s/ Kevin F. Moehn	12/19/07

Kevin F. Moehn	Date

/s/ Joni Reich	12/19/07

Joni Reich	Date
Senior Vice President, Administration
Sallie Mae, Inc.
For SLM Corporation

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